Exhibit 10.1

June 20, 2006

Mr. Glenn E. Harder

4101 John S. Raboteau

Raleigh, NC 27612

Dear Glenn:

Set forth below are the terms and conditions of your engagement as Non-Executive Chairman of the Board of Directors of DPL Inc. (the “Board”). Your responsibilities as Non-Executive Chairman of the Board are described in the Responsibilities Statement attached hereto as Appendix A.

Duration. You will serve as Non-Executive Chairman of the Board for such period as determined by the Board in its sole discretion; provided that you will cease to serve as Non-Executive Chairman if your service as a member of the Board ends for any reason (including, without limitation, because you are not nominated for reelection or are not reelected to the Board).

Compensation.  During your service on the Board you will be entitled to the same fees and payments as other directors for the services rendered and the Board positions filled by you from time to time. For your service as Non-Executive Chairman, you will receive an additional annual retainer of $125,000 payable in four equal quarterly installments and prorated for any partial year of service as Non-Executive Chairman, in addition to any other director fees paid for board service.

Non-Competition.  In consideration of DPL entering into this Agreement and as an inducement for it to do so, and in consideration of the payments set forth above, you agree that during your service as a member of the Board, you will not, without DPL’s prior written consent, directly or indirectly, (i) participate or be interested in any business (a) which is engaged in Ohio, Indiana, Kentucky, Michigan and/or Pennsylvania in providing (as a public utility or otherwise) electric power or services on a retail and/or wholesale basis or in providing energy marketing, aggregation and/or procurement services, or (b) which is engaged in any other business that would be in direct competition with any business being conducted or proposed to be conducted by DPL or its subsidiaries (collectively, the “Company”); (ii) solicit for employment with yourself or any firm or entity with which you are associated, any employee of the Company or otherwise disrupt, impair, damage or interfere with the Company’s relationship with its employees; (iii) solicit for your own behalf or on behalf of any other person(s), any customer of the Company that has purchased products or services from the Company at any time in the twelve (12) months preceding the date of such solicitation or that the Company is actively soliciting or have known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the Company or which the Company has known plans to offer; or (iv) engage or be affiliated with any person(s), in the development or marketing, including but not limited to the establishment of product or service prices, of any product or service which will compete with any product or service the Company is then developing or marketing in any geographic market where the Company is doing or preparing to do business.

Confidentiality. At all times, you (i) will keep all confidential, nonpublic and/or proprietary information (including, for example, trade secrets, financial information, customer information and business and strategic plans) of the Company (regardless of when you became aware of such information) in strict confidence and (ii) will not, directly or indirectly, use or disclose to any person in any manner any of such information, except to the extent directly related to and required by the performance of your duties on the Board. You will take all appropriate steps to safeguard such information and to protect it against unauthorized disclosure, misuse, loss or theft.

Expenses. You will be reimbursed for all reasonable business expenses incurred in the course of your service as a member of the Board in accordance with applicable policy. You shall be entitled to use any company-owned or leased aircraft for business travel to attend Board meetings and other meetings with employees, Board members, public officials, etc. that are necessary to carry out your duties.

Indemnification   The Company shall indemnify you against any and all losses, liabilities, damages, expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement incurred by you in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either of the Company, by reason of any act or omission to act in connection with the performance of your duties on the Board to the full extent that the Company is permitted to indemnify a director against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code. The Company shall at all times cause you to be included, as a Board member, under all liability insurance coverage (or similar insurance coverage) maintained by the Company from time to time in respect of your service on the Board. Upon your written request and substantiation, the Company shall make prompt payment of the legal fees and expenses incurred in connection with an indemnifiable claim involving you (but not more frequently than once per calendar quarter); provided that if it is finally determined by a court that you are not entitled to indemnification under Ohio law with respect to a claim for which you legal fees and expenses were paid, then any legal fees and expenses paid by the Company shall be immediately repaid to the Company by you.

If you agree to the foregoing terms, please so indicate by executing this letter agreement below.

Sincerely,

/s/ James V. Mahoney
James V. Mahoney
President and Chief Executive Officer

Agreed and accepted this 20th day of June, 2006 by

/s/ Glenn E. Harder
Glenn E. Harder

APPENDIX A

Responsibilities of the Non-Executive Chairman of the Board

POSITION SUMMARY

Presides at all meetings of Board of Directors. Provides leadership to the Board in reviewing and deciding upon matters which exert major influence on the manner in which the corporation’s business is conducted. Acts in a general advisory capacity to the Chief Executive Officer in all matters concerning the interests and management of the corporation. Performs such duties as may be conferred by law or assigned by the Board of Directors.

POSITION RESPONSIBILITIES

Prepares agendas for and convenes and conducts regular and special meetings of the Board of Directors.

Guides the Board’s in the full discharge of its duties.

Advises and gives counsel to the CEO. Reviews strategic direction, major activities and plans with the CEO to ensure conformity with the Board’s views on corporate policy.

Possesses the same powers as the CEO to sign all certificates, contracts, and other instruments of the corporation, which may be authorized by the Board.

Exercises all powers and discharges all of the duties of the CEO in that individual’s absence.

Carry out special agreed upon assignments in collaboration with the CEO or Board of Directors.

Counsels collectively and individually with members of the Board, utilizing their capacities to the fullest extent necessary to secure optimum benefits for the corporation.

Presides at all meetings of stockholders. Shall be an ex officio (non-voting) member of all standing committees.

Identifies guidelines for conduct of the director, leads board’s effort to identify and recruit directors and assesses each director’s performance annually.